UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________
FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2025
______________________________________________________
RALLYBIO CORPORATION
(Exact name of Registrant as Specified in Its Charter)
______________________________________________________

Delaware	001-40693	85-1083789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	234 Church Street, Suite 1020 New Haven, Connecticut	06510
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: 203 859-3820
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RLYB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2025, Rallybio Corporation (Rallybio) entered into an employment agreement (the Employment Agreement) with Steven Ryder, M.D., Rallybio’s Chief Medical Officer. Dr. Ryder has served as Rallybio’s Chief Medical Officer since January 2019.

Pursuant to the Employment Agreement, Dr. Ryder will receive an initial annual base salary of $531,227 per year. Under the terms of the Employment Agreement, Dr. Ryder will be eligible to receive an annual target bonus of up to 40% of his base salary based on achievement of individual and/or company annual performance goals, as set by the Board of Directors of Rallybio (the Board) or the Compensation Committee of the Board. Dr. Ryder will serve for an initial one-year term, which term will automatically extend for successive one-year terms unless either Rallybio or Dr. Ryder elects to not extend the term by giving the other party at least 60 days’ notice prior to the end of the current term.

Pursuant to the Employment Agreement, Dr. Ryder is entitled to severance payments and benefits in connection with certain qualifying terminations of employment. If Dr. Ryder’s employment is terminated by Rallybio without cause, as a result of Rallybio’s non-extension of the employment term or by Dr. Ryder for good reason, as defined in the Employment Agreement, he will be entitled to receive (i) any earned and payable, but unpaid, annual bonus for a calendar year ending on or preceding the date of termination, (ii) continued payment of his annual base salary for a period of 12 months following termination and (iii) subject to his timely election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums paid by Rallybio on behalf of Dr. Ryder and his eligible dependents for 12 months following termination (or, if earlier, until such time as Dr. Ryder ceases to be eligible for COBRA coverage or obtains health coverage from another employer). If Dr. Ryder’s employment is terminated by reason of his death or disability, he will be entitled to receive (i) any earned and payable, but unpaid, prior year annual bonus (or current year bonus if the termination occurs on the last day of the calendar year) and (ii) continued payment of his annual base salary for a period of six months following termination.

If Dr. Ryder’s employment is terminated by Rallybio without cause, as a result of Rallybio’s non-extension of the employment term or by Dr. Ryder for good reason, as defined in the Employment Agreement, in each case within the 12-month period following a change in control, in lieu of the severance payments and benefits described above, he will be entitled to receive (i) any earned and payable, but unpaid, prior year annual bonus (or current year bonus if the termination occurs on the last day of the calendar year), (ii) an amount equal to 1.5 times the sum of his annual base salary and target annual bonus, payable over 18 months following termination and (iii) subject to his timely election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums paid by Rallybio on his behalf and his eligible dependents for 18 months following termination (or, if earlier, until such time as the executive officer ceases to be eligible for COBRA coverage or obtains health coverage from another employer). In addition, any outstanding and unvested equity awards, the vesting of which is based only on the passage of time, held by Dr. Ryder as of the date of termination shall vest in full immediately prior to such termination of employment.

Rallybio’s obligation to provide severance payments and other benefits under the Employment Agreement is conditioned on Dr. Ryder signing a release of claims in favor of Rallybio. Under the Employment Agreement, Dr. Ryder has agreed that during his employment and for one year following his termination of employment he will not compete with Rallybio or its affiliates or solicit Rallybio’s or its affiliates customers, employees, representatives, agents, vendors, joint venturers or licensors.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Employment Agreement, a copy of which Rallybio is filed with this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement, by and between Rallybio, LLC, Rallybio Corporation and Steven Ryder, dated as of June 25, 2025

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALLYBIO CORPORATION

Date:	June 27, 2025	By:	/s/ Jonathan I. Lieber
Jonathan I. Lieber Chief Financial Officer and Treasurer